EXHIBIT 99.1

AT THE COMPANY: Bruce T. Quigley Vice President of Business Development and Investor Relations 949-362-5800 bquigley@smithmicro.com	IR INQUIRIES: Todd Kehrli MKR Group 818-556-3700 todd@mkr-group.com	MEDIA INQUIRIES: Steve Simon S&S Public Relations 847-955-0700 steve@sspr.com

DRAFT — NOT FOR IMMEDIATE RELEASE

Smith Micro Announces Net Revenues of $3.6 Million, an
Increase of 137% over the Third Quarter of 2003; Net Income
of $1.1 Million for Third Quarter 2004

Recent EV-DO, 3G High-Speed Data Service Availability Sparks Growth

Aliso Viejo, Calif., October 20, 2004— Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today reported its third quarter 2004 results.

The company reported net revenues for the quarter ended September 30, 2004, of $3.6 million, an increase of 137% compared to $1.5 million recorded in the third quarter of 2003. The company’s net income of $1.1 million in the third quarter of 2004 resulted in a net income of $.06 per basic and diluted share, compared to a net loss of $472,000 in the third quarter of 2003 or a net loss of $.03 per basic and diluted share. The company also reported a backlog entering into the fourth quarter of 2004 of $2.0 million, a record for the company.

“We believe that Verizon Wireless’ continued endorsement of its high-speed 3G data network through the addition of 14 more metropolitan service areas is a great boost to our wireless program moving forward,” said William W. Smith, Jr., President and Chief Executive Officer. “We are also excited about the addition of Dobson Communications to our customer base as we look to expand our reach into other wireless service providers,” Mr. Smith concluded.

Investor Conference Call

Smith Micro will hold an investor conference call to discuss the company’s results at 4:30 p.m. Eastern time, Wednesday, October 20, 2004. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=107760&s=wm&e=955023.

- more -

Smith Micro Third Quarter 2004 Financial Results	Page 2 of 5

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband, eCommerce and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband and Internet technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The NASDAQ Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. These forward-looking statements speak only as of the date hereof and are based upon the information currently available to the company. Such information is subject to change, and the company will not necessarily inform you of such changes. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Third Quarter 2004 Financial Results	Page 3 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	September 30
	(unaudited)
	2004	2003
Net Revenues:
Products	$3,304	$1,283
Services	252	218

Total Net Revenues	3,556	1,501

Cost of Revenues:
Products	555	298
Services	118	71

Total Cost of Revenues	673	369

Gross Margin	2,883	1,132

Operating Expenses:
Selling & Marketing	375	364
Research & Development	633	622
General & Administrative	790	629

Total Operating Expenses	1,798	1,615

Operating Income (Loss)	1,085	(483)
Interest Income	14	11

Income (Loss) Before Income Tax	1,099	(472)

Income Tax Expense	22	—

Net Income (Loss)	$1,077	$(472)

Net Income (Loss) per share, basic	$0.06	$(0.03)

Weighted average shares outstanding, basic	17,254	16,610

Net Income (Loss) per share, fully diluted	$0.06	$(0.03)

Weighted average shares outstanding, fully diluted	18,617	16,610

Smith Micro Third Quarter 2004 Financial Results	Page 4 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended
	September 30
	(unaudited)
	2004	2003
Net Revenues:
Products	$8,414	$4,938
Services	747	716

Total Net Revenues	9,161	5,654

Cost of Revenues:
Products	1,802	1,049
Services	293	240

Total Cost of Revenues	2,095	1,289

Gross Margin	7,066	4,365

Operating Expenses:
Selling & Marketing	1,165	1,307
Research & Development	1,922	1,879
General & Administrative	2,156	1,801

Total Operating Expenses	5,243	4,987

Operating Income (Loss)	1,823	(622)
Interest Income	28	27

Income (Loss) Before Income Tax	1,851	(595)

Income Tax Expense	37	3

Net Income (Loss)	$1,814	$(598)

Net Income (Loss) per share, basic	$0.11	$(0.04)

Weighted average shares outstanding, basic	17,117	16,364

Net Income (Loss) per share, fully diluted	$0.10	$(0.04)

Weighted average shares outstanding, fully diluted	18,265	16,364

Smith Micro Third Quarter 2004 Financial Results	Page 5 of 5

Smith Micro Software, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$5,737	$3,722
Accounts Receivable, Net	1,825	741
Inventory, Net	24	22
Prepaid & Other Assets	66	204

Total Current Assets	7,652	4,689
Equipment & Improvements, Net	66	70
Intangible Assets, Net	7	40
Goodwill	1,715	1,715
Other Assets	79	73

TOTAL ASSETS	$9,519	$6,587

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$750	$538
Accrued Liabilities	797	459

Total Current Liabilities	1,547	997
Common Stock	17	17
Additional Paid In Capital	26,255	25,687
Accumulated Deficit	(18,300)	(20,114)

Total Stockholders’ Equity	7,972	5,590

TOTAL LIABILITIES & EQUITY	$9,519	$6,587

####